Exhibit 99.1

Ariba Reports Results for Fourth Quarter and Fiscal Year 2009

Company posts 26% year-over-year growth in subscription software revenue

SUNNYVALE, Calif., October 28, 2009—Ariba, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the fourth quarter and fiscal year ended September 30, 2009.

Quarterly Financial and Operational Highlights:

•	Total revenues of $84.3 million

•	GAAP diluted EPS of $0.06 and non-GAAP diluted EPS of $0.18

•	Subscription software revenue of $41.1 million, up 26% year-over-year

•	12-month subscription software backlog of $132 million, up 13% year-over-year

•	Cash flow from operations of $18.8 million, ending cash, investments and restricted cash of $195.4 million

•	Number of on demand deals up 25% year-over-year

“While there are certainly slight signs that the global economy is on the mend, companies are proceeding with caution,” said Bob Calderoni, Chairman and CEO, Ariba. “Many of these companies are leveraging Ariba’s spend management solutions to fuel the cost savings and agility required to compete in this new state of normal. As a result, we delivered another solid quarter and are well-positioned for continued growth in fiscal 2010.”

Results for the Fourth Quarter of Fiscal Year 2009

Revenue:

Total revenues for the fourth quarter of fiscal year 2009 were $84.3 million, as compared to $85.5 million for the fourth quarter of fiscal year 2008. Subscription and maintenance revenues for the quarter were $57.9 million, as compared to $51.0 million for the fourth quarter of fiscal year 2008. Within subscription and maintenance revenues, subscription software revenue was $41.1 million for the quarter, as compared to $32.6 million for the fourth quarter of fiscal year 2008. Services and other revenues for the quarter were $26.5 million, as compared to $34.5 million for the fourth quarter of fiscal year 2008.

Earnings Per Share:

Net income for the fourth quarter of fiscal year 2009 was $5.6 million, or $0.06 per diluted share, as compared to a net loss for the fourth quarter of fiscal year 2008 of $6.1 million, or $0.08 per share. Net income for the fourth quarter of fiscal year 2009 included charges of $1.5 million for amortization of intangible assets and $8.7 million for stock-based compensation. Excluding these items, non-GAAP net income was $15.8 million, or $0.18 per diluted share.

Balance Sheet and Cash:

Total cash, investments and restricted cash were $195.4 million at September 30, 2009, up $18.2 million from June 30, 2009. Net cash flow from operations for the three months ended September 30, 2009 was $18.8 million, as compared to $10.2 million for the three months ended September 30, 2008. Accounts receivable, on an average days-sales-

outstanding basis, were 23 days for the fourth quarter of fiscal year 2009, as compared to 30 days for the fourth quarter of fiscal year 2008, and down two days from the previous quarter. Total deferred revenues were $110.5 million at September 30, 2009, down $5.8 million from June 30, 2009, and up $8.5 million from September 30, 2008.

Customer Acquisition and Transactions for the Quarter:

During the quarter, 250 companies of all sizes purchased Ariba solutions to drive their spend management strategies, including: AGCO Corporation, Amgen, Inc., Atlas Air Worldwide Holdings, Inc., Diebold Incorporated, Duke Energy Corporation, The Hartford Financial Services Group, Inc., Quest Diagnostics Limited, Rio Tinto Limited T Mobile USA, Inc., Tyco International Inc. and Vail Resorts, Inc. Ariba added 40 new customers in the fourth quarter and closed 15 transactions over $1 million, including six software deals over $1 million. On-demand product deals totalled 231.

Results for the Fiscal Year 2009

Revenue:

Total GAAP revenues for fiscal year 2009 were $339.0 million, as compared to $328.1 million for fiscal year 2008. Subscription and maintenance revenues for the year were $222.2 million, as compared to $187.2 million for fiscal year 2008. Within subscription and maintenance revenues, subscription software revenue was $151.2 million for the year, as compared to $112.3 million for fiscal year 2008. Services and other revenues for the year were $116.8 million, as compared to $140.9 million for the prior year. On a non-GAAP basis, total revenues for fiscal year 2009 were $339.3 million with subscription software revenue at $151.6 million. The difference between GAAP and non-GAAP is approximately $0.4 million of revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc.

Earnings Per Share:

Net income for fiscal year 2009 was $8.2 million, or $0.10 per diluted share, as compared to a net loss in fiscal year 2008 of $41.1 million, or $0.53 per share. In addition to the revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, the net income for fiscal year 2009 included charges of $6.3 million for amortization of intangible assets, $33.9 million for stock-based compensation, $6.8 million for a real-estate lease restructuring charge related to the company’s Sunnyvale campus, a $4.0 million charge for severance and termination benefit costs and $1.4 million for an investment write down. Excluding these items, non-GAAP net income was $61.0 million, or $0.71 per diluted share.

Conference Call Information

Ariba will hold a conference call today at 5:00 a.m. PT / 8:00 a.m. ET to discuss its results for the fourth quarter and fiscal year 2009. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. The conference call also will be webcast live, and can be accessed on the investor relations section of the company’s website at www.ariba.com.

A replay of the conference call will be available for two weeks by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 334700.

About Ariba, Inc.

Ariba, Inc. is the leading provider of on-demand spend management solutions. Our mission is to transform the way companies of all sizes, across all industries, and geographies operate by delivering technology, service, and network solutions that enable them to holistically source, contract, procure, pay, manage, and analyze their spend and supplier relationships. Delivered on demand, our enterprise-class offerings empower companies to achieve greater control of their spend and drive continuous improvements in financial and supply chain performance. More than 1,000 companies, including more than half of the companies on the Fortune 100, use Ariba solutions to manage their spend from sourcing and orders through invoicing and payment. For more information, visit www.ariba.com

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Copyright © 1996—2009 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE, SupplyWatch, Ariba.com, Ariba.com Network and Ariba Spend Management. Find it. Get it. Keep it. are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Invoice, Ariba Payment, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba Content Procurement, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE, It’s Time for Spend Management and Supplier Lifecycle Management are trademarks or service marks of Ariba, Inc. All other brand or product names may be trademarks or registered trademarks of their respective companies or organizations in the United States and/or other countries.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from current expectations include, but are not limited to: the impact of the credit crises on Ariba’s results of operations and financial condition; delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies, long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including the impact of a recession; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed with the SEC on August 7, 2009.

Investor Contact:

John Duncan

Ariba, Inc.

(650) 390-1200

Investor@ariba.com

Media Contact:

Karen Master

Ariba, Inc.

(412) 297-8177

kmaster@ariba.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$130,881	$86,804
Short-term investments	12,169	—
Accounts receivable, net	19,660	28,968
Prepaid expenses and other current assets	11,235	7,859

Total current assets	173,945	123,631

Property and equipment, net	14,418	19,773
Long-term investments	23,155	20,525
Restricted cash, less current portion	29,241	29,641
Goodwill	406,507	406,507
Other intangible assets, net	17,660	23,965
Other assets	3,245	3,419

Total assets	$668,171	$627,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,758	$12,202
Accrued compensation and related liabilities	29,010	21,480
Accrued liabilities	17,010	15,677
Restructuring obligations	17,964	19,925
Deferred revenue	101,172	95,519

Total current liabilities	172,914	164,803

Deferred rent obligations	14,539	18,174
Restructuring obligations, less current portion	31,098	41,121
Deferred revenue, less current portion	9,288	6,396
Other long-term liabilities	6,281	5,949

Total liabilities	234,120	236,443

Stockholders’ equity:
Common stock	179	174
Additional paid-in capital	5,189,566	5,154,137
Accumulated other comprehensive loss	(3,688)	(3,094)
Accumulated deficit	(4,752,006)	(4,760,199)

Total stockholders’ equity	434,051	391,018

Total liabilities and stockholders’ equity	$668,171	$627,461

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,

	2009	2008	2009	2008
Revenues:
Subscription and maintenance	$57,858	$51,048	$222,206	$187,150
Services and other	26,460	34,484	116,766	140,910

Total revenues	84,318	85,532	338,972	328,060

Cost of revenues:
Subscription and maintenance	12,269	10,665	47,907	40,088
Services and other	18,592	21,865	75,465	94,189
Amortization of acquired technology and customer intangible assets	1,387	1,388	5,550	14,257

Total cost of revenues	32,248	33,918	128,922	148,534

Gross profit	52,070	51,614	210,050	179,526

Operating expenses:
Sales and marketing	24,720	27,608	103,739	110,834
Research and development	11,341	11,392	43,483	52,270
General and administrative	10,173	11,909	43,289	48,919
Other income—Softbank	—	—	—	(566)
Insurance reimbursement	—	—	(7,527)	—
Amortization of other intangible assets	125	210	755	739
Restructuring and integration costs	—	6,274	10,837	10,108
Litigation provision	—	—	—	5,900

Total operating expenses	46,359	57,393	194,576	228,204

Income (loss) from operations	5,711	(5,779)	15,474	(48,678)
Interest and other (expense) income, net	(35)	(201)	(6,055)	8,359

Income (loss) before income taxes	5,676	(5,980)	9,419	(40,319)
Provision for income taxes	68	77	1,226	743

Net income (loss)	$5,608	$(6,057)	$8,193	$(41,062)

Net income (loss) per share—basic	$0.07	$(0.08)	$0.10	$(0.53)
Net income (loss) per share—diluted	$0.06	$(0.08)	$0.10	$(0.53)
Weighted average shares—basic	84,124	79,835	82,733	77,318
Weighted average shares—diluted	87,561	79,835	85,424	77,318

Ariba, Inc. and Subsidiaries

Cash Flows

(Unaudited; in thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
Operating activities:
Net income (loss)	$5,608	$(6,058)	$8,193	$(41,062)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Benefit) provision for doubtful accounts	(5)	396	1,378	506
Depreciation	1,884	2,013	7,661	7,903
Amortization of intangible assets	1,512	1,598	6,305	14,996
Stock-based compensation	8,679	9,989	33,941	40,859
Restructuring costs	—	6,274	10,837	10,108
Other-than-temporary impairment of long-term investments	—	—	1,414	—
Impairment of property and equipment	—	—	4,277	—
Changes in operating assets and liabilities:
Accounts receivable	2,941	(691)	7,930	3,609
Prepaid expense and other assets	631	584	(3,094)	5,948
Accounts payable	199	914	(4,485)	1,225
Accrued compensation and related liabilities	8,359	184	7,486	(3,687)
Accrued liabilities	(257)	(714)	(1,910)	(7,914)
Deferred income—Softbank	—	—	—	(566)
Deferred revenue	(5,712)	1,633	8,857	13,258
Restructuring obligations	(5,030)	(5,946)	(22,821)	(23,592)

Net cash provided by operating activities	18,809	10,176	65,969	21,591

Investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	—	(55,638)
Purchases of property and equipment	(1,828)	(2,463)	(6,583)	(7,657)
Purchases of investments, net of sales	458	778	(16,822)	68,185
Allocation from restricted cash, net	—	287	400	1,022

Net cash (used in) provided by investing activities	(1,370)	(1,398)	(23,005)	5,912

Financing activities:
Proceeds from issuance of common stock, net	1,759	2,658	4,113	6,394
Repurchase of common stock	(231)	(2,689)	(2,620)	(7,203)

Net cash provided by (used in) financing activities	1,528	(31)	1,493	(809)

Effect of exchange rates on cash and cash equivalents	(272)	(488)	(380)	(1,201)

Net change in cash and cash equivalents	18,695	8,259	44,077	25,493

Cash and cash equivalents at beginning of period	112,186	78,545	86,804	61,311

Cash and cash equivalents at end of period	$130,881	$86,804	$130,881	$86,804

Non-GAAP Financial Measures

The accompanying press release dated October 28, 2009 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP revenues, non-GAAP cost of revenues, gross profit, operating expenses, income (loss) from operations, net income (loss) and net income (loss) per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For example, our non-GAAP financial measures have the effect of excluding a purchase accounting adjustment, costs and expenses from our operating results that should be properly considered under a system of accrual accounting. In addition, our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude a purchase accounting adjustment and costs and expenses that we do not believe are indicative of the ongoing operating performance of our business and our senior management. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. We believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008
Revenue reconciliation:
GAAP revenue	$84,318	$85,532
Purchase accounting adjustment	—	904

Total non-GAAP revenues	$84,318	$86,436

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008
Expense reconciliation:
GAAP revenue	$84,318	$85,532
Less: GAAP net income (loss)	5,608	(6,057)

Total GAAP expenses	78,710	91,589

Amortization of intangible assets	(1,512)	(1,598)
Stock-based compensation	(8,679)	(9,989)
Restructuring and integration	—	(6,274)

Total non-GAAP operating expenses	$68,519	$73,728

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008
Net income (loss) reconciliation:
GAAP net income (loss)	$5,608	$(6,057)
Purchase accounting adjustment	—	904
Amortization of intangible assets	1,512	1,598
Stock-based compensation	8,679	9,989
Restructuring and integration	—	6,274

Non-GAAP net income	$15,799	$12,708

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008
Net income (loss) per share reconciliation:
GAAP net income (loss) per share—basic	$0.07	$(0.08)
Purchase accounting adjustment	—	0.01
Amortization of intangible assets	0.02	0.02
Stock-based compensation	0.10	0.13
Restructuring and integration	—	0.08

Non-GAAP net income per share—basic	$0.19	$0.16

Non-GAAP net income per share—diluted	$0.18	$0.15

Weighted average shares—basic	84,124	79,835
Weighted average shares—diluted	87,561	85,033

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Year Ended September 30, 2009	Year Ended September 30, 2008
Revenue reconciliation:
GAAP revenue	$338,972	$328,060
Purchase accounting adjustment	355	5,007

Total non-GAAP revenues	$339,327	$333,067

	Year Ended September 30, 2009	Year Ended September 30, 2008
Expense reconciliation:
GAAP revenue	$338,972	$328,060
Less: GAAP net income (loss)	8,193	(41,062)

Total GAAP expenses	330,779	369,122

Amortization of intangible assets	(6,305)	(14,996)
Stock-based compensation	(33,941)	(40,859)
Restructuring and integration	(10,837)	(10,108)
Litigation provision	—	(5,900)
Other-than-temporary impairment of long-term investment	(1,414)	—

Total non-GAAP operating expenses	$278,282	$297,259

	Year Ended September 30, 2009	Year Ended September 30, 2008
Net income (loss) reconciliation:
GAAP net income (loss)	$8,193	$(41,062)
Purchase accounting adjustment	355	5,007
Amortization of intangible assets	6,305	14,996
Stock-based compensation	33,941	40,859
Restructuring and integration	10,837	10,108
Litigation provision	—	5,900
Other-than-temporary impairment of long-term investment	1,414	—

Non-GAAP net income	$61,045	$35,808

	Year Ended September 30, 2009	Year Ended September 30, 2008
Net (loss) income per share reconciliation:
GAAP net income (loss) per share—basic	$0.10	$(0.53)
Purchase accounting adjustment	0.00	0.06
Amortization of intangible assets	0.08	0.19
Stock-based compensation	0.41	0.53
Restructuring and integration	0.13	0.13
Litigation provision	—	0.08
Other-than-temporary impairment of long-term investment	0.02	—

Non-GAAP net income per share—basic	$0.74	$0.46

Non-GAAP net income per share—diluted	$0.71	$0.44

Weighted average shares—basic	82,733	77,318
Weighted average shares—diluted	85,424	82,250

Discussion of Specific Items Excluded From Non-GAAP Financial Measures

Our non-GAAP financial measures include a purchase accounting adjustment related to deferred revenues and generally exclude costs and expenses for (i) amortization of intangible assets related to acquisitions, (ii) stock-based compensation, (iii) restructuring and integration, (iv) litigation provision and (v) other-than-temporary impairment of long-term investments. We exclude these items because we believe they are not closely related to the ongoing operating performance of our business and the performance of our senior management and are generally excluded from our budget and planning process. In addition to these reasons, we believe our non-GAAP financial measures are also helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. In addition, except for costs and expenses related to restructuring and integration, these items are non-cash items that do not affect cash flows.

(1) Purchase accounting adjustment—deferred revenue. As announced on December 17, 2007, Ariba acquired Procuri, Inc. In accordance with the fair value provisions of EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, acquired deferred revenue of approximately $4.5 million was recorded on the opening balance sheet, which was approximately $5.9 million lower than the historical carrying value. Although this purchase accounting requirement has no impact on the Company’s business or cash flow, it adversely impacts the Company’s reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related subscription terms are renewed in future periods.

(2) Amortization of Acquired Intangible Assets. In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

(3) Stock-Based Compensation Expenses. We exclude stock-based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. While stock-based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock-based compensation expense in comparing our financial performance with that of other companies.

(4) Restructuring and integration. We recorded restructuring related to lease abandonment accruals and/(or) severance and related benefits in the year ended September 30, 2009 and the three months and year ended September 30, 2008. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations and is significantly impacted by factors outside our control. We believe excluding restructuring and integration helps investors compare our operating performance with that of other companies. We recognize, however, that restructuring and integration will impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.

(5) Litigation provision. We recorded a litigation provision related to a patent infringement matter in the year ended September 30, 2008. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations. We believe excluding the litigation provision helps investors compare our operating performance with that of other companies. We recognize, however, that the litigation provision will impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.

(6) Other-than-temporary impairment of long-term investments. We recorded an other-than temporary impairment of a long-term investment in the year ended September 30, 2009. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations. We believe excluding the other-than-temporary impairment helps investors compare our operating performance with that of other companies. We recognize, however, that the other-than-temporary impairment may impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.